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                                                                     Exhibit 3.1


                 FEDERAL EMPLOYER IDENTIFICATION NO. 22-2603175
                          CERTIFICATE OF AMENDMENT TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                        OF
                      COMPOST AMERICA HOLDING COMPANY, INC.


      Pursuant to the provision of Section 14A:9-2, of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to Restated Certificate of Incorporation:

      1.  The name of the corporation is:

          Compost America Holding Company, Inc.

      2. The Restated Certificate of Incorporation of Compost America Holding Company, Inc. is amended by deleting in its entirety the first paragraph of Article THIRD thereof and substituting therefor the following new first paragraph of Article THIRD.

      "The aggregate number of shares which the Corporation shall have the authority to issue is One Hundred and Twenty-Five Million (125,000,000) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock with no par value and Twenty Five million (25,000,000) shares shall be Preferred Stock with no par value."

      3. The foregoing amendment was adopted by the shareholders of the corporation at a special meeting held on the 30th day of July, 1998.

      4. The number of shares outstanding was 40,581,572. The number of shares entitled to vote for the amendment was 40,581,572.

      5. The number of shares voting for the amendment was 24,576,911; the number of shares voting against the amendment was 395,000.

      6. The amendment was not intended to provide for an exchange, reclassification or cancellation of issued shares.

      7. The amendment shall become effective upon filing in the office of the Secretary of State.

Dated this 30th day of July, 1998


                                   COMPOST AMERICA HOLDING
                                   COMPANY, INC.


                                   By /s/ Roger E. Turtle
                                      --------------------------
                                      Roger E. Turtle, President